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                                                                    EXHIBIT 21.1




                     LIST OF SUBSIDIARIES OF BIG CITY RADIO, INC.







Big City Radio-LA, L.L.C., a Delaware limited liability company

Big City Radio-CHI, L.L.C., a Delaware limited liability company

Big City Radio-NYC, L.L.C., a Delaware limited liability company

WRKL Rockland Radio, L.L.C., a Delaware limited liability company

Odyssey Traveling Billboards, Inc., a Delaware corporation